EXHIBIT 10.13

STOCK AWARD AGREEMENT

THIS STOCK AWARD AGREEMENT (the “Agreement”), dated as of the 16th day of May, 2013, governs the stock award granted by TRADE STREET RESIDENTIAL, INC., a Maryland corporation (the “Company”), to Michael D. Baumann (the “Participant”), in accordance with and subject to the provisions of the Trade Street Residential, Inc. 2013 Equity Incentive Plan (the “Plan”). A copy of the Plan has been made available to the Participant. All terms used in this Agreement that are defined in the Plan have the same meaning given them in the Plan.

1.      Grant of Stock Award. In accordance with the Plan, and effective as of May 16, 2013 (the “Date of Grant”), the Company granted to the Participant, subject to the terms and conditions of the Plan and this Agreement, a Stock Award of 54,338 shares of Common Stock (the “Stock Award”).

2.      Vesting. The Participant’s interest in the shares of Common Stock covered by the Stock Award shall become vested and nonforfeitable to the extent provided in paragraphs (a), (b), (c), (d) and (e) below.

(a) Continued Employment. The Participant’s interest in the shares of Common Stock covered by the Stock Award shall become vested and nonforfeitable in accordance with the following table provided that the Participant remains in the continuous employ of the Company or an Affiliate from the Date of Grant until the applicable Vesting Date shown in the table:

Vesting Date	Number of Shares Vesting On the Vesting Date
May 16, 2014	13,584
May 16, 2015	13,584
May 16, 2016	13,585
May 16, 2017	13,585

For purposes of clarity and illustration, if the Participant remains in the continuous employ of the Company or an Affiliate from the Date of Grant until May 16, 2017, then as of that Vesting Date, one hundred percent (100%) of the shares of Common Stock subject to the Stock Award will have become vested and nonforfeitable.

(b) Change in Control. The Participant’s interest in all of the shares of Common Stock covered by the Stock Award (if not sooner vested), shall become vested and nonforfeitable on a Control Change Date if the Participant remains in the continuous employ of the Company or an Affiliate from the Date of Grant until the Control Change Date.

(c) Death or Disability. The Participant’s interest in all of the shares of Common Stock covered by the Stock Award (if not sooner vested), shall become vested and nonforfeitable on the date that the Participant’s employment by the Company and its Affiliates ends if (i) such employment ends on account of the Participant’s death or because the Participant is “disabled” (as defined in Code section 409A(a)(2)(c)) and (ii) the Participant remains in the continuous employ of the Company or an Affiliate from the Date of Grant until the date such employment ends on account of the Participant’s death or because the Participant is disabled.

(d) Termination of Employment Without Cause. The Participant’s interest in all of the shares of Common Stock covered by the Stock Award (if not sooner vested), shall become vested and nonforfeitable on the date that the Participant’s employment by the Company and its Affiliates ends if (i) such employment is terminated by the Company or an Affiliate without Cause and (ii) the Participant remains in the continuous employ of the Company or an Affiliate from the Date of Grant until the date such employment ends on account of a termination by the Company or an Affiliate without Cause. For purposes of this Agreement, a termination of the Participant’s employment with the Company or an Affiliate is with Cause if such employment is terminated by action of a majority of the non-employee members of the Board (the “Independent Directors”) on account of (i) the Participant’s repeated and continuing (x) failure to perform a material duty of the Participant’s employment, (y) material breach of an obligation under an agreement with the Company or (z) breach of a material and written Company policy; in each case other than by reason of mental or physical illness or injury, (ii) the Participant’s breach of a fiduciary duty to the Company, (iii) the Participant’s conduct that is demonstrably and materially injurious to the Company, materially or otherwise or (iv) the Participant’s conviction of, or plea of nolo contendre to, a felony or crime involving moral turpitude or fraud or dishonesty involving assets of the Company and that in all cases is described in a written notice adopted and approved by a majority of the Independent Directors and that is not cured, to the reasonable satisfaction of a majority of the Independent Directors, within thirty (30) days after such notice is received by the Participant.

(e) Resignation With Good Reason. The Participant’s interest in all of the shares of Common Stock covered by the Stock Award (if not sooner vested) shall become vested and nonforfeitable on the date that the Participant’s employment by the Company and its Affiliates ends if (i) such employment is terminated by the Participant with “good reason” and (ii) the Participant remains in the continuous employ of the Company or an Affiliate from the Date of Grant until the date such employment ends on account of the Participant’s resignation with “good reason.” For purposes of this Agreement, the Participant’s resignation is with “good reason” if the Participant resigns on account of (w) the Company’s material breach of an agreement with the Participant or a direction from the Board that the Participant act or refrain from acting which in either case would be unlawful or contrary to a material and written Company policy, (x) a material diminution in the Participant’s duties, functions and responsibilities to the Company and its Affiliates without the Participant’s consent or the Company preventing the Participant from fulfilling or exercising the Participant’s material duties, functions and responsibilities to the Company and its Affiliates without the Participant’s consent, (y) a material reduction in the Participant’s base salary or annual bonus opportunity or (z) a requirement that the Participant relocate the Participant’s employment more than fifty (50) miles from the location of the Participant’s principal office on the Date of Grant, without the consent of the Participant. The Participant’s resignation shall not be a resignation with “good reason” unless the Participant gives the Board written notice (delivered within thirty (30) days after the Participant knows of the event, action, etc. that the Participant asserts constitutes “good reason”), the event, action, etc. that the Participant asserts constitutes “good reason” is not cured, to the reasonable satisfaction of the Participant, within thirty (30) days after such notice and the Participant resigns effective not later than ninety (90) days after the expiration of such cure period.

Except as provided in this Section 2, any shares of Common Stock covered by the Stock Award that are not vested and nonforfeitable on or before the date that the Participant’s employment by the Company and its Affiliates ends shall be forfeited on the date that such employment terminates.

3.      Transferability. Shares of Common Stock covered by the Stock Award that have not become vested and nonforfeitable as provided in Section 2 cannot be transferred. Shares of Common Stock covered by the Stock Award may be transferred, subject to the requirements of applicable securities laws, after they become vested and nonforfeitable as provided in Section 2.

4.      Shareholder Rights. On and after the Date of Grant and prior to their forfeiture, the Participant shall have all of the rights of a shareholder of the Company with respect to the shares of Common Stock covered by the Stock Award, including the right to vote the shares and to receive, free of all restrictions, all dividends declared and paid on the shares. Notwithstanding the preceding sentence, the Company shall retain custody of the certificates evidencing the shares of Common Stock covered by the Stock Award until the date that the shares of Common Stock become vested and nonforfeitable and the Participant hereby appoints the Company’s Chief Executive Officer and its Secretary as the Participant’s attorneys in fact, with full power of substitution, with the power to transfer to the Company and cancel any shares of Common Stock covered by the Stock Award that are forfeited under Section 2.

5.      No Right to Continued Employment. This Agreement and the grant of the Stock Award does not give the Participant any rights with respect to continued employment by the Company or an Affiliate. This Agreement and the grant of the Stock Award shall not interfere with the right of the Company or an Affiliate to terminate the Participant’s employment.

6.      Governing Law. This Agreement shall be governed by the laws of the State of Florida except to the extent that Florida law would require the application of the laws of another State.

7.      Conflicts. In the event of any conflict between the provisions of the Plan as in effect on the Date of Grant and this Agreement, the provisions of the Plan shall govern. All references herein to the Plan shall mean the Plan as in effect on the Date of Grant.

8.      Participant Bound by Plan. The Participant hereby acknowledges that a copy of the Plan has been made available to the Participant and the Participant agrees to be bound by all the terms and provisions of the Plan.

9.      Binding Effect. Subject to the limitations stated above and in the Plan, this Agreement shall be binding upon the Participant and the Participant’s successors in interest and the Company and any successors of the Company.

[signature page follows]

[Signature Page to Stock Award Agreement]

IN WITNESS WHEREOF, the Company and the Participant have executed this Agreement as of the date first set forth above.

TRADE STREET RESIDENTIAL, INC.,
a Maryland corporation

/s/ Bert Lopez
Name: Bert Lopez
Title: COO/CFO
Date: June 27, 2013

The foregoing agreement is hereby accepted, and the terms and conditions thereof hereby agreed to, by the Participant.

Date: June 27, 2013	/s/ Michael Baumann
Participant Signature
Name: Michael Baumann
Address: 19950 W. Country Club Drive
Suite 800
Aventura, Florida 33180